PRELIMINARY PROXY STATEMENT

              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON DECEMBER 13, 2001

================================================================================
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [X]
Filed by a Party other than the Registrant [__]

Check the appropriate box:
      [X ] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__] Definitive Proxy Statement
      [__] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                            COMVERSE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
--------------------------------------------------------------------------------
    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

1)       Title of each class of securities to which transaction applies:



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2)       Aggregate number of securities to which transaction applies:



--------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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NY2:\1089091\09\NCCJ09!.DOC\37994.0003

4)       Proposed maximum aggregate value of transaction:



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5)       Total fee paid:



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     [_] Fee paid previously with preliminary materials:


         -----------------------------------------------------------------------

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount previously paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:


================================================================================

                            COMVERSE TECHNOLOGY, INC.
                            170 Crossways Park Drive
                            Woodbury, New York 11797
                               ------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 29, 2002
                               ------------------

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of COMVERSE TECHNOLOGY, INC. (the "Company") will be held at the [Huntington Hilton, 598 Broadhollow Road (Route 110), Melville, New York,] on Tuesday, January 29, 2002, commencing at 10:00 a.m. (local time) for the following purpose:

         To consider and approve a one time offer to be made by the Company to the holders of certain options to purchase shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), under the Company's existing stock incentive compensation plans, enabling such holders to surrender such options to the Company for cancellation in exchange for the grant of replacement options to purchase 0.85 shares of the Company's Common Stock for each share that was issuable under such cancelled options, with the replacement options to be granted no earlier than six (6) months and one (1) day following the cancellation date of the cancelled options at a price equal to the fair market value of the Company's Common Stock on the new grant date.

         The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice. No other business will be transacted at the Special Meeting.

         Only those shareholders of record at the close of business on December 18, 2001 are entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

                                    By Order of the Board of Directors,


                                    William F.  Sorin,
                                    Secretary
Woodbury, New York
December __, 2001

ATTENDANCE AT THE SPECIAL MEETING BY HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, APPEARING IN PERSON OR REPRESENTED BY PROXY, IS NECESSARY TO CONSTITUTE A QUORUM. YOUR ATTENDANCE IS IMPORTANT AND APPRECIATED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD. YOUR PROXY MAY BE REVOKED IN YOUR DISCRETION AT ANY TIME BEFORE THE SHARES ARE VOTED.

                            COMVERSE TECHNOLOGY, INC.
                            170 Crossways Park Drive
                            Woodbury, New York 11797
                               ------------------

                                 PROXY STATEMENT
                                -----------------

                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 29, 2002
                               ------------------

         This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Comverse Technology, Inc., a New York corporation (the "Company"), for use at the Special Meeting of the Shareholders of the Company to be held on Tuesday, January 29, 2002 or any adjournment thereof (the "Special Meeting").

         Under Securities and Exchange Commission rules, boxes and a designated blank space are provided on the enclosed proxy for shareholders to mark if they wish to either vote "for," "against" or "abstain" on the matter specified in the Notice of Special Meeting to be acted upon in the Special Meeting. A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given in the proxy, the proxy will be voted in favor of the matter specified in the Notice of Special Meeting to be acted upon at the Special Meeting. Any shareholder who desires to revoke a proxy may do so at any time prior to the vote of the associated shares by tendering written notice of revocation addressed to the Secretary of the Company, by attending the Special Meeting in person and requesting the return of the proxy or by delivering to the Secretary of the Company another form of proxy bearing a later date of execution.

         The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, regularly engaged employees of the Company may, without additional compensation, solicit proxies by personal interviews, electronic mail, telephone and telefacsimile. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's Common Stock, par value $.10 per share (the "Common Stock"), for their reasonable expenses in forwarding proxy material to beneficial owners of such stock and obtaining voting instructions from such owners.

         D. F. King & Co., Inc. ("D. F. King") has been engaged by the Company to assist in the solicitation of proxies and for such services will receive a fee of $________, reimbursement of certain out-of-pocket expenses and indemnification by the Company against certain losses resulting from its engagement.

         The Board of Directors has fixed the close of business on December 18, 2001 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). At the Record Date, there were issued and outstanding an aggregate of [________________] shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on each matter presented for action at the meeting.

         The presence at the Special Meeting of the holders of a majority of all shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting, represented in person or by proxy, will constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker "non-votes," as defined below, will not be considered as present and entitled to vote for purposes of determining the presence of a quorum. A broker "non-vote" occurs when a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on the matter specified in the Notice of Special Meeting to be acted upon at the Special Meeting.

         The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting will be required for the approval of the proposed exchange offer. All votes will be tabulated by the inspector appointed for the Special Meeting who will separately tabulate affirmative and negative votes, abstentions and broker "non-votes." Abstentions will be counted towards the tabulation of votes cast on the proposed exchange offer and will have the same effect as negative votes. Broker "non-votes" will not be counted for any purpose in determining whether the proposed exchange offer has been approved.

         This Proxy Statement and the accompanying form of proxy are first being mailed on or about December __, 2001 to shareholders of record on the Record Date.

                APPROVAL OF AN OFFER TO EXCHANGE CERTAIN OPTIONS

         The Company's Board of Directors has determined that it would be in the best interests of the Company and its shareholders to implement a repricing of certain options to purchase shares of the Company's Common Stock under the Company's existing stock incentive compensation plans by permitting the Company to make a one time offer to the holders of such options enabling such holders to surrender such options to the Company for cancellation in exchange for the grant of replacement options to purchase 0.85 shares of the Company's Common Stock for each share that was issuable under such cancelled options, with the replacement options to be granted no earlier than six (6) months and one (1) day following the cancellation date of the cancelled options at a price equal to the fair market value of the Company's Common Stock on the new grant date (the "Exchange Offer"). Since a number of the Company's existing stock incentive compensation plans require the Company to obtain the prior approval of the Company's shareholders if the Company wishes to reprice stock options, the shareholders of the Company are being asked to approve the Exchange Offer.


Background

         The Company considers stock options to be a critical component of employee compensation. The Company believes that stock options provide incentive to its employees to promote increased shareholder value and are a major factor in the Company's ability to attract and retain key personnel responsible for the continued development and growth of the Company's business. In addition, stock options are considered a competitive necessity in the technology and telecommunications equipment industries in which the Company competes.

         The Company's general policy has been to periodically grant stock options to many of its employees. At the time a stock option grant is made, the Company specifies the number of shares of the Company's Common Stock that can be purchased upon exercise of the option and the price per share which the holder must pay in order to exercise the option. Options granted by the Company under the Company's stock incentive compensation plans have exercise prices not less than market price of the Company's Common Stock as reported on the NASDAQ National Market System as of the respective dates of grant.

         The Company met or exceeded the consensus earnings estimates of analysts during each of the 28 consecutive fiscal quarters from the fiscal quarter beginning April 1, 1994 through the fiscal quarter ended April 30, 2001. The Company's exceptional performance, combined with a strong economy and heightened demand by investors for shares of companies in the technology sector generally, and in the telecommunications equipment industry in particular, resulted in a dramatic increase in the market price of the Company's Common Stock. A substantial number of options granted under the Company's stock incentive compensation plans have exercise prices that reflect the extraordinary appreciation in the value of the Company's shares.

         Recent adverse economic conditions have had a negative effect on the public securities markets in general and the technology and telecommunication sectors in particular, including the market in which the Company operates. The slowdown in the economy and the resulting decrease in capital expenditures in the technology and telecommunication sectors have adversely impacted the Company's sales in fiscal 2001 and the market price of the Company's Common Stock, like the shares prices of other companies in the telecommunications equipment industry, has declined significantly. In an effort to minimize the impact of the economic slowdown, the Company has effected stringent cost-controls, including reductions in its workforce. Kobi Alexander, the Chief Executive Officer and Chairman of the Board of Directors of the Company, has voluntarily reduced his cash compensation for fiscal 2001 by approximately 90%, and other senior executive officers have voluntarily reduced their salary or bonus compensation.

         One consequence of the decrease in the market price of the Company's Common Stock is that many options currently held by employees have exercise prices considerably higher than the current market price of the Company's Common Stock. This difference between the exercise price and the market price has rendered these "underwater" options without value, unless the market price of the Company's Common Stock returns to its previous levels. As a result, these "underwater" options no longer provide the incentives that they were originally intended to create, eliminating many of the advantages that the Company has historically been able to derive from its option programs. In particular, the Company now faces a significant risk that employees holding underwater options may seek alternative employment with competitors of the Company and other technology companies whose shares are trading at low prices, and secure stock options at these other companies at an attractively low exercise price. The loss of key employees would have a detrimental effect on the Company's business and financial results.

         The Company believes that the Exchange Offer will achieve a critical corporate objective, restoring the incentive value of the associated options and reducing the risk of loss of key employees who are essential to the future growth of the Company.

         As of November 30, 2001, the closing sale price of the Company's Common Stock as quoted on the NASDAQ National Market System was $21.39 per share, and options to purchase an aggregate of 34,046,636 shares of the Company's Common Stock were outstanding under the Company's existing stock incentive compensation plans, of which options to purchase an aggregate of 15,940,391 shares had exercise prices in excess of $21.39 per share.

         The Exchange Offer is intended to realign the exercise price of previously granted options with the current trading price of the Company's Common Stock and thereby better enable the Company to motivate and retain its employees and achieve the Company's business goals.

The Exchange Offer

         For the reasons discussed above, in [December] 2001 the Company's Board of Directors determined that it would be in the best interests of the Company and its shareholders to reprice options to purchase shares of the Company's Common Stock under the Company's existing stock incentive compensation plans, by implementing the Exchange Offer. As a number of the Company's existing stock incentive compensation plans require the Company to obtain the prior approval of the Company's shareholders if the Company wishes to implement a repricing of stock options, the shareholders of the Company are being asked to approve the Exchange Offer. The basic terms of the Exchange Offer are outlined below.

         Grant of Replacement Options. Under the Exchange Offer, eligible holders of options to purchase shares of the Company's Common Stock under the Company's existing stock incentive compensation plans having an exercise price in excess of a threshold amount, determined as specified below, could elect to surrender some or all of such options to the Company for cancellation in exchange for the grant of replacement options to purchase 0.85 shares of Common Stock for each share that was issuable under such cancelled option. The Exchange Offer will provide that a participant may elect to exchange all of his or her eligible options on a grant by grant basis. For example, if an employee had two eligible grants of 1,000 shares each, such employee could elect to participate in the program with respect to one or both 1,000 share grants, but could not elect to participate with respect to a fraction of a grant. The replacement options would be granted no earlier than six (6) months and one (1) day following the cancellation date of the cancelled options at a price equal to the fair market value of the Company's Common Stock on the new grant date. Each replacement option will be granted under the same stock incentive compensation plan that the corresponding cancelled option was granted.

         Persons Eligible to Participate in the Exchange Offer. All employees and officers of the Company or any of its subsidiaries will be eligible to participate in the Exchange Offer, provided that the Board of Directors shall have the right in its sole discretion to exclude certain employees or officers from participating in the Exchange Offer. Directors of the Company or any of its subsidiaries who are not also employees of the Company or any of its subsidiaries will not be eligible to participate in the Exchange Offer. Participation in the Exchange Offer by eligible participants will be voluntary.

         Options Eligible for Exchange under the Exchange Offer. All of the following options granted under the Company's existing stock incentive compensation plans prior to the date of this Proxy Statement may be exchanged under the Exchange Offer: (i) in the case of options issued to executive officers or employee directors of the Company, all options held by each such individual having an exercise price which is not less than 120% of the closing sale price of the Company's Common Stock as quoted on NASDAQ on the trading day immediately preceding the expiration date of the Exchange Offer, and (ii) in the case of options issued to all other eligible employees or officers of the Company, all options held by each such individual having an exercise price which is not less than 110% of the closing sale price of the Company's Common Stock as quoted on NASDAQ on the trading day immediately preceding the expiration date of the Exchange Offer. The Board of Directors shall have the right in its sole discretion to increase the threshold amount of the exercise price of each category of options referred to above that will be eligible for exchange under the Exchange Offer.

         Term and Vesting of Replacement Options. Each replacement option granted under the Exchange Offer will have a term equal to the remaining term of the cancelled option, subject to earlier termination in the event of termination of employment. Each replacement option granted under the Exchange Offer will have the same vesting schedule as the cancelled option it replaces, except that all replacement options replacing cancelled options that either (i) have vested or will become vested on or before the date on which such cancelled options are cancelled by the Company under the Exchange Offer or (ii) were scheduled to vest before the six-month anniversary of the new grant date of the replacement option, will vest on the six-month anniversary of the new grant date of the replacement option. Consequently, all cancelled options that have vested or would have vested prior to the six-month anniversary of the new grant date of the replacement option will vest under the replacement option on the six-month anniversary of the new grant date. All replacement options will be exercisable upon vesting.

         Information Regarding Eligible Options. The following table provides certain information regarding options currently held by executive officers and employees which would be eligible for inclusion in the Exchange Offer, if the Exchange Offer had been commenced on December 3, 2001, based on the $21.39 closing price per share of the Company's Common Stock on NASDAQ on November 30, 2001. Additional options may become eligible for inclusion in the Exchange Offer should the trading price of the Company's Common Stock decline below $21.39 per share prior to the expiration date of the Exchange Offer.

                                                                                          Length of Term
            Name and Position                Number of Options     Exercise Price(1)       Remaining(2)
            -----------------                -----------------     -----------------       ------------
Kobi Alexander                               1,230,000            $46.50 - $85.00            7.9-9.0
Chief Executive
Officer and Chairman of
the Board of Directors

Itsik Danziger                               330,000              $46.50 - $85.00            7.9-9.0
President

Francis E. Girard                            --                           --                    --
Vice Chairman,
Comverse Network Systems

Zeev Bregman                                 340,000              $46.50 - $85.00            7.9-9.0
Chief Executive Officer,
Comverse Network Systems



                                       10

David Kreinberg                              164,600              $46.50 - $85.00            7.9-9.0
Vice President of Finance and Chief
Financial Officer

Executive Officers as a Group(3)             2,102,100            $46.50 - $85.00            7.9-9.0

Employee Directors as a Group                85,000               $46.50 - $85.00            7.9-9.0

All Other Employees as a Group(4)            13,484,091           $21.43 - $98.11            7.3-9.4

-----------

(1)      Given as a range of the lowest to the highest price.

(2)      Given as a range in years from the shortest term to the longest term.

(3) Consists of all current executive officers, including the named executive officers set forth in the table.

(4)      All other employees, including all non-executive officers.


         Accounting Treatment of Exchange Offer. Under current accounting rules, the Exchange Offer will not result in the Company incurring any variable accounting compensation charges against its earnings.

         Material Federal Income Tax Consequences. The Exchange Offer should be treated as a non-taxable exchange and no taxable income should be recognized upon the grant of a replacement option.

         Implementation of the Exchange Offer. If the Company's shareholders approve the Exchange Offer at the Special Meeting, the Company expects to commence the Exchange Offer at a future date to be determined by the Board of Directors in its sole discretion. The Board of Directors may determine not to proceed with the Exchange Offer despite its approval by the shareholders.

         For the precise text of the proposed resolution that the Company's shareholders are being asked to adopt under this proposal, please see "Text of Proposed Resolution Approving the Exchange Offer" below.

         The Board of Directors believes that the Exchange Offer best serves the interests of the Company and its shareholders. By offering the Company's employees the opportunity to exchange their "underwater" options for options at a presumably lower exercise price more aligned to the current market price of the Company's Common Stock, the Company will provide an increased incentive to its employees to promote shareholder value. The Company believes that the Exchange Offer should aid the Company in retaining its employees.

         Each Replacement Options will have a term equal to the remaining term of the associated cancelled option, which ensures that employees who participate in the Exchange Offer will not derive any benefit from an expanded term in which to exercise. All cancelled options that have vested or would have vested prior to the six-month anniversary of the new grant date of the replacement option will not vest under the replacement until the six-month anniversary of the new grant date, which ensures that employees who participate in the Exchange Offer will be required to continue their employment with the Company in order to benefit from the replacement options. Finally, given that the ratio of replacement options to cancelled options is 0.85 to 1, the Exchange Offer will result in less potential dilution to the Company's shareholders than if the options were exchanged at a one-to-one exchange ratio.

Text of Proposed Resolution Approving the Exchange Offer

         The following is the complete text of the proposed resolution of the shareholders approving the Exchange Offer:

         "WHEREAS, the Company's Board of Directors has determined that it would be in the best interests of the Company and its shareholders to implement a repricing of certain options to purchase shares of the Company's Common Stock under the Company's existing stock incentive compensation plans by permitting the Company to make an offer to the holders of such options enabling such holders to surrender such options to the Company for cancellation in exchange for the grant by the Company of replacement options to purchase 0.85 shares of Common Stock for each share that was issuable under such cancelled option, with the replacement options to be granted no earlier than six (6) months and one (1) day following the cancellation date of the cancelled options at a price equal to the fair market value of the Company's Common Stock on the new grant date (the "Exchange Offer"); and

         WHEREAS, a number of the Company's existing stock incentive compensation plans require the Company to obtain the prior approval of the Company's shareholders if the Company wishes to implement a repricing of outstanding stock options; and

         WHEREAS, the shareholders of the Company desire to approve the Exchange Offer described in the Proxy Statement of the Company, dated December __, 2001.

                  NOW, THEREFORE, it is hereby

         RESOLVED, that the Exchange Offer described in the Proxy Statement of the Company, dated December __, 2001, to be commenced by the Company at a future date to be determined by the Board of Directors in its sole discretion, is hereby authorized and approved; and further

         RESOLVED, that the Board of Directors shall have conclusive authority to adopt such further terms and conditions relating to the Exchange Offer that are not inconsistent with the provisions described in the Proxy Statement, including without limitation provisions limiting the persons eligible to participate in the Exchange Offer and the options eligible to be exchanged thereunder; and further

         RESOLVED, that to the extent that the implementation of the Exchange Offer is a repricing of outstanding options requiring the approval of the Company's stockholders under any of the Company's existing stock incentive compensation plans, such repricing is hereby authorized and approved under each such plan; and further

         RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take such additional actions and to execute and deliver such additional agreements, documents and instruments as the Board of Directors may deem necessary or appropriate to implement the Exchange Offer, including, but not limited to, the preparation and execution of an Offer to Exchange and other appropriate documents, and the dissemination of such documents to eligible participants in the Exchange Offer, in accordance with applicable law, and to file the same (together with a Schedule TO, if applicable) and all other appropriate documents, certificates and instruments with the Securities and Exchange Commission and any other appropriate domestic or foreign governmental authorities, the authority for the taking of such additional actions and the execution and delivery of such documents to be conclusively evidenced thereby."


Required Vote and Board of Directors' Recommendation

         Adoption of the proposed resolution approving the Exchange Offer requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will be counted towards the tabulation of votes cast on the proposed resolution approving the Exchange Offer and will have the same effect as negative votes. Broker "non-votes" will not be counted for any purpose in determining whether the proposed resolution has been approved.

         The Board of Directors recommends a vote FOR the approval of the proposed resolution approving the Exchange Offer.

           PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table identifies and sets forth certain information concerning the beneficial ownership of Common Stock by the executive officers of the Company, by each director of the Company and by each person known by the Company to beneficially own more than five percent of the issued and outstanding Common Stock. Except as otherwise noted, information is given as of November 30, 2001.

                                                                    Number of Shares     Percent of Total
                                      Relationship with the           Beneficially         Outstanding
Name and Address                      Company                           Owned(1)            Shares(2)
----------------                      -------                           --------            ---------
Massachusetts Financial Services
Company...........................    Shareholder                      30,685,871   (3)           16.5%
500 Boylston Street
Boston, MA 02116

FMR Corporation...................    Shareholder                      25,854,898   (3)           13.9%
82 Devonshire Street
Boston, MA 02109

AIM Management Group, Inc.........    Shareholder                      12,035,644   (3)            6.5%
11 Greenway Plaza
Houston, TX  77046

Kobi Alexander(a) ................    Chairman of the Board,            3,802,236   (4)            2.0%
                                      Chief Executive Officer
                                      and Director

Itsik Danziger....................    President and Director              303,176   (5)             *

Francis E. Girard.................    Vice Chairman - Comverse         732,859                      *
                                      Network Systems Division
                                      and Director

Zeev Bregman......................    Chief Executive Officer -        197,936                      *
                                      Comverse Network Systems
                                      Division

David Kreinberg...................    Vice President of Finance           119,288   (6)             *
                                      and Chief Financial
                                      Officer

Zvi Alexander.....................    Director                          61,000                      *

John H. Friedman(b)(c)(d).........    Director                          86,000                      *

Ron Hiram(b)(c)...................    Director                              --    (7)               *

Sam Oolie(a)(b)(c)(d).............    Director                             65,000   (8)             *

William F. Sorin(a)(d)............    Secretary and Director               83,127   (9)             *

Shaula A. Yemini, Ph.D............    Director                           62,200 (10)                *

All directors and executive
officers as a group (12 persons)..                                   5,560,345                     2.9%


-----------------

*        Less than 1%.

(a)      Member of Executive Committee of the Board of Directors.
(b)      Member of Audit Committee of the Board of Directors.
(c)      Member of Remuneration and Stock Option Committee of the Board of
         Directors.
(d) Member of Corporate Planning and Structure Committee of the Board of Directors.

(1) Includes outstanding shares and shares issuable upon the exercise of stock options that are exercisable at or within 60 days after November 30, 2001. Does not include shares issuable upon the exercise of stock options that are not exercisable until more than 60 days after November 30, 2001. The shares subject to stock options held by the individuals identified above as of November 30, 2001 consist of the following:

                                                            Number of Shares of Common Stock
                                                                   Subject to Options
                                            -----------------------------------------------------------------
                                              Exercisable at or Within 60     Not Exercisable at or Within
                                                     days after                      60 days after
                                                   November 30, 2001                November 30, 2001
                                            -----------------------------------------------------------------
         Kobi Alexander                             3,802,236                         1,552,500
         Itsik Danziger                               302,500                           467,500
         Francis E. Girard                            627,896                                --
         Zeev Bregman                                 197,500                           585,000
         David Kreinberg                              101,560                           245,000
         Zvi Alexander                                 61,000                                --
         John H. Friedman                              86,000                                --
         Ron Hiram                                         --                                --
         Sam Oolie                                     65,000                                --
         William F. Sorin                              83,127                            92,625
         Shaula A. Yemini, Ph.D.                       62,200                                --
         All directors and executive
         officers as a group (12 persons)           5,401,519                         2,997,625

(2) Based on 186,130,423 shares of Common Stock issued and outstanding on November 30, 2001 excluding, except as otherwise noted, shares of Common Stock issuable upon the exercise of outstanding stock options.

(3) Based on Schedule 13G filings with the Securities and Exchange Commission reflecting data as of November 30, 2001.

(4) Mr. Alexander is also the beneficial owner of 997,263 shares of common stock of Ulticom, Inc. ("Ulticom"), a subsidiary of the Company. In addition, Mr. Alexander is the beneficial owner of 1,824,000 shares of common stock of Comverse Infosys, Inc. ("Infosys"), 8.1 shares of common stock of Startel, Inc. ("Startel"), and 162 shares of common stock of CTI Capital Corporation ("CTI Capital"), each of which is a subsidiary of the Company, which shares are issuable upon the exercise of stock options exercisable at or within 60 days after November 30, 2001.

(5) Mr. Danziger is also the beneficial owner of 7,000 shares of common stock of Ulticom, which are issuable upon the exercise of stock options exercisable at or within 60 days after November 30, 2001.

(6) Mr. Kreinberg is also the beneficial owner of 10,000 shares of common stock of Ulticom. Mr. Kreinberg is also the beneficial owner of 10,000 shares of common stock of Infosys which are issuable upon the exercise of stock options exercisable at or within 60 days after November 30, 2001.

(7) Mr. Hiram is also the beneficial owner of 16,000 shares of common stock of Ulticom, which includes 15,000 shares issuable upon the exercise of stock options exercisable at or within 60 days after November 30, 2001.

(8) Mr. Oolie is also the beneficial owner of 1,000 shares of common stock of Ulticom.

(9) Mr. Sorin is also the beneficial owner of 7,500 shares of common stock of Infosys which are issuable upon the exercise of stock options exercisable at or within 60 days after November 30, 2001.

(10) Dr. Yemini is also the beneficial owner of 2,000 shares of common stock of Ulticom.

                             EXECUTIVE COMPENSATION

         The following table presents summary information regarding the compensation paid or accrued by the Company for services rendered during the fiscal years ended January 31, 1999, 2000 and 2001 by certain of its executive officers:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
                               -------------------
                                                                                        Long-Term
                                                                                       Compensation
                                                                                       Stock Option          All Other
    Name and Principal Position       Period Ending     Salary(1)       Bonus(2)        Grants(3)        Compensation(3)(4)
    ---------------------------       -------------     ---------       --------        ---------        ------------------
Kobi Alexander                         Jan. 2001      $ 642,000      $ 7,458,915           600,000           $ 1,270,327
Chief Executive                        Jan. 2000      $ 642,000      $ 4,682,178           630,000           $ 1,120,867
Officer and Chairman of                Jan. 1999      $ 350,300      $ 3,446,393           750,000           $   431,128
the Board of Directors

Itsik Danziger                         Jan. 2001      $ 179,340      $   420,000           200,000           $    45,914
President(5)                           Jan. 2000      $ 166,237      $   379,500           160,000           $    38,872
                                       Jan. 1999      $ 151,101      $   286,233           150,000           $    36,147

Francis E. Girard                      Jan. 2001      $ 385,008            - -               - -             $    26,000
Vice Chairman,                         Jan. 2000      $ 385,008      $   125,000             - -             $    26,000
Comverse Network Systems               Jan. 1999      $ 385,008      $   286,233             - -             $    26,000

Zeev Bregman                           Jan. 2001      $ 151,939      $   420,000           250,000           $    38,327
Chief Executive Officer,
Comverse Network Systems(6)

David Kreinberg                        Jan. 2001      $ 180,000      $   170,000           100,000           $   129,800
Vice President of Finance and          Jan. 2000      $ 160,000      $   100,000            75,000           $    10,080
Chief Financial Officer(7)

Carmel Vernia(8)                       Jan. 2000      $ 159,043            - -               - -             $    37,116
Chief Operating Officer and Chief      Jan. 1999      $ 158,248      $   170,000             - -             $    37,699
Executive Officer, Comverse Infosys

Igal Nissim                            Jan. 1999      $ 105,976      $   36,775              - -             $    25,237
Chief Financial Officer(9)


-----------
/footnotes on next page/

/footnotes from previous table/

(1)      Includes salary and payments in lieu of earned vacation.

(2) Includes bonuses accrued for services performed in the year indicated, regardless of the year of payment.

(3)      See also "Options to Purchase Subsidiary Shares."

(4) Consists of miscellaneous items not exceeding $50,000 in the aggregate for any individual, including premium payments and contributions under executive insurance and training plans, 401(k) matching payments and, in the case of Mr. Alexander, $316,602, $277,779 and $250,441, accrued in the years ended January 31, 2001, 2000 and 1999, respectively, for payments due on termination of employment pursuant to the terms of his employment agreements with the Company and $905,679, $825,000 and $125,000 paid in the years ended January 31, 2001, 2000 and 1999, respectively, in premiums for life insurance, including amounts provided under split-dollar arrangements through which the Company is to be reimbursed premiums from the benefit payments or cash surrender value, for the benefit of Mr. Alexander, and in the case of Mr. Kreinberg $115,335 paid in the year ended January 31, 2001 in premiums for life insurance, including amounts provided under a split-dollar arrangement through which the Company is to be reimbursed premiums from the benefit payments or cash surrender value, for the benefit of Mr. Kreinberg.

(5)      Mr. Danziger was promoted to President of the Company in January 2001.

(6) Mr. Bregman was promoted to Chief Executive Officer of Comverse Network Systems in January 2001.

(7) Mr. Kreinberg was promoted to Chief Financial Officer of the Company in May 1999.

(8) Mr. Vernia served as Chief Operating Officer of the Company during the periods indicated and as Chief Executive Officer of Comverse Infosys through December 1999. Mr. Vernia resigned from the Company effective April 2000 upon his appointment to the position of Chief Scientist of the State of Israel.

(9) Mr. Nissim served as Chief Financial Officer of the Company until May 1999. He currently serves as Chief Financial Officer of Comverse Infosys.

         The following table sets forth information concerning options granted during the year ended January 31, 2001 to the executive officers of the Company identified above under its employee stock option plans:

                                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants                                    Potential Realizable Value at
-----------------------------------------------------------------------------------     Assumed Annual Rates of
                                      Percent of                                       Stock Price Appreciation
                                        Total                                              For Option Term*
                        Number of      Options                                       ------------------------------
                         Shares       Granted to    Exercise
                       Subject to     Employees    Price Per
   Name                  Option       in Period      Share       Expiration Date         5%             10%
   ----                  ------       ---------      -----       ---------------         --             ---
Kobi Alexander           600,000          6.4%      $85.00         11/30/2010       $32,073,626    $81,280,865
Itsik Danziger           200,000          2.1%      $85.00         11/30/2010       $10,691,209    $27,093,622
Francis E. Girard              -          -           -                 -                 -              -
Zeev Bregman             250,000          2.7%      $85.00         11/30/2010       $13,364,011    $33,867,027
David Kreinberg          100,000          1.1%      $85.00         11/30/2010       $ 5,345,604    $13,546,811

------------------

* Represents the gain that would be realized if the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from the fair market value at the date of option grants.

         The options have a term of ten years and become exercisable and vest in increments over the period of four years from the year of grant. The exercise price of the options is equal to the fair market value of the underlying shares at the date of grant.

         Subsequent to January 31, 2001, the Company has granted to (i) Kobi Alexander options to purchase 600,000 shares of the Company's Common Stock, (ii) Itsik Danziger options to purchase 200,000 shares of the Company's Common Stock,
(iii) Zeev Bregman options to purchase 300,000 shares of the Company's Common Stock, and (iv) David Kreinberg options to purchase 125,000 shares of the Company's Common Stock, in each case, under the Company's 2001 Stock Incentive Compensation Plan. All of such options have an exercise price per share of $16.05, have a term of ten years, and become exercisable and vest in increments over the period of four years from the date of grant.

         The following table sets forth, as to each executive officer identified above, the shares acquired on exercise of options during the year ended January 31, 2001, value realized, number of unexercised options held at January 31, 2001, currently exercisable and subject to future vesting, and the value of such options based on the closing price of the underlying shares on the NASDAQ National Market System at that date, net of the associated exercise price.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

        Aggregate Option Exercises in the year ended January 31, 2001 and
                Value of Unexercised Options at January 31, 2001

                                                            Number of Unexercised              Value of Unexercised
                      Shares Acquired                         Options Held at                  In-the-Money Options
                            On                               January 31, 2001                Held at January 31, 2001
Name                     Exercise       Value Realized   Exercisable    Unexercisable     Exercisable     Unexercisable
----                     --------       --------------   -----------    -------------     -----------     -------------
Kobi Alexander(1)        932,630        $93,129,386      2,819,736        1,935,000      $ 287,732,374     $136,972,800
Itsik Danziger(2)        255,000        $20,300,690        103,750          526,250      $  10,314,606     $ 34,771,013
Francis E. Girard        202,500        $18,100,881        524,996          112,500      $  53,409,766     $ 11,575,778
Zeev Bregman(3)          172,500        $13,626,420             -           482,500      $          -      $ 27,655,155
David Kreinberg(4)        61,934        $ 4,868,851         34,600          201,250      $   3,258,899     $ 11,209,765

(1) Mr. Alexander also owns options to purchase (i) 2,432,000 shares of common stock of Infosys, of which options to purchase 1,824,000 shares were exercisable at January 31, 2001 and none of which were exercised in the last fiscal year,
(ii) 8.1 shares of common stock of Startel, all of which were exercisable at January 31, 2001 and none of which were exercised in the last fiscal year, and
(iii) 162 shares of common stock of CTI Capital, all of which were exercisable at January 31, 2001 and none of which were exercised in the last fiscal year.

(2) Mr. Danziger also owns options to purchase 49,091 shares of common stock of Ulticom, all of which were unexercisable at January 31, 2001 and valued at $1,945,918.

(3) Mr. Bregman also owns options to purchase 49,091 shares of common stock of Ulticom, all of which were unexercisable at January 31, 2001 and valued at $1,945,918.

(4) Mr. Kreinberg also owns options to purchase (i) 15,000 shares of common stock of Infosys, of which options to purchase 6,250 shares were exercisable at January 31, 2001 and none of which were exercised in the last fiscal year, and
(ii) 98,181 shares of common stock of Ulticom, all of which were unexercisable at January 31, 2001 and valued at $3,891,797.

Employment Agreements

         Mr. Alexander serves as Chairman of the Board and Chief Executive Officer of the Company under an agreement extending through January 31, 2004 at a current base annual salary of $630,000. Pursuant to the agreement, Mr. Alexander received bonus compensation of $7,458,915 for services rendered during the year ended January 31, 2001 and is entitled to receive bonus compensation in succeeding years in an amount to be negotiated annually, but not less than 2.75% of the Company's consolidated after tax net income in each year, determined without regard to the bonus and any acquisition-related expenses and charges. Mr. Alexander also receives various supplemental medical, insurance and other personal benefits from the Company under the terms of his employment, including the use of an automobile leased by the Company.

         Following termination or expiration of the term of employment, Mr. Alexander is entitled to receive a severance payment equal to $124,025 times the number of years from the beginning of his employment with the Company, the amount of which payment increases at the rate of 10% per annum compounded for each year of employment following December 31, 2000, plus continued fringe benefits for three years and insurance coverage for up to 10 years. If Mr. Alexander's employment is terminated by the Company without "cause", or by Mr. Alexander for "good reason" (as those terms are defined in the agreement), he is entitled to additional payments attributable to the salary, bonus and the monetary equivalence of other benefits which he otherwise would have expected to receive for a period of three years or the balance of the agreement term, whichever is longer. If such termination occurs following a change in control of the Company, the required additional payment is three times Mr. Alexander's annual salary and bonus, and he is additionally entitled to the accelerated vesting of all retirement benefits and stock options, and payments sufficient to reimburse any associated excise tax liability and income tax resulting from such reimbursement. The agreements also provide for Mr. Alexander to receive options entitling him to purchase 7-1/2% of the equity of Comverse's subsidiaries, other than Comverse, Inc., at prices equal to the higher of the book value of the underlying shares at the date of option grant or the fair market value of such shares at that date determined on the basis of an arms'-length transaction with a third party or, if no such transactions have occurred, on a reasonable basis as determined by the Board of Directors. These options, as well as any options granted to Mr. Alexander under the Company's stock option or stock incentive plans, become fully vested, exercisable and nonforfeitable in the event of a change in control of the Company, the termination of Mr. Alexander's employment by the Company without cause or by Mr. Alexander for good reason, or Mr. Alexander's death or disability. Insurance benefits include life insurance providing cumulative death benefits of approximately $40,000,000 including amounts provided under split dollar arrangements through which the Company is to be reimbursed for premiums from the benefit payments or cash surrender value.

         Mr. Alexander serves as Chairman of the Board of Comverse Ltd. at a current basic compensation of $3,500 per month. Comverse Ltd. has also agreed to reimburse Mr. Alexander for certain business-related expenses, to provide him with the use of an automobile owned or leased by Comverse Ltd., and to pay certain amounts for his account into defined contribution insurance and training funds in Israel. Comverse Ltd. is also required to pay any taxes incurred by Mr. Alexander in respect of benefits provided to him under the agreement and certain professional fees incurred for the benefit of Mr. Alexander. In the event that Comverse Ltd. unilaterally terminates or fundamentally breaches the agreement, it must pay, as liquidated damages, an amount equal to the basic compensation due for the remainder of the term of the agreement plus an amount equal to the present value of all non-monetary benefits under the agreement. The present value of the non-monetary benefits under the agreement is not readily determinable but is estimated at approximately 25% of such compensation.

         Mr. Girard is employed by the Company pursuant to an employment agreement providing for his services in the capacity of Vice Chairman of Comverse, Inc. extending through January 31, 2002. The agreement provides Mr. Girard an annual base salary of $150,000 and generally available fringe benefits.

         Mr. Danziger is employed as President of the Company under an agreement providing for a base monthly salary at a current rate of 61,000 Israeli shekels, subject to Israeli statutory cost of living adjustment (resulting in a current annual salary equal to approximately $173,000) and an annual bonus which is based on goals for Mr. Danziger and the Company. Mr. Danziger is entitled to receive various insurance and supplemental benefits and the use of an automobile owned or leased by the Company.

         Mr. Kreinberg is employed as Vice President of Finance and Chief Financial Officer of the Company under an agreement providing for an annual salary of $200,000 and an annual bonus which is based on goals for Mr. Kreinberg and the Company. Mr. Kreinberg is entitled to receive various insurance and supplemental benefits and the use of an automobile owned or leased by the Company.

         Mr. Bregman is employed as Chief Executive Officer of Comverse, Inc. under an agreement providing for a base monthly salary at a current rate of 60,000 Israeli shekels, subject to Israeli statutory cost of living adjustment (resulting in a current annual salary equal to approximately $171,000) and an annual bonus which is based on goals for Mr. Bregman and the Company. Mr. Bregman is entitled to receive various insurance and supplemental benefits and the use of an automobile owned or leased by the Company.

Compensation of Directors

         Each director who is not an employee of the Company or otherwise compensated by the Company for services rendered in another capacity, and whose position on the Board of Directors is not attributable to any contract between the Company and such director or any other entity with which such director is affiliated, receives compensation in the amount of $2,750 for each meeting of the Board of Directors and of certain committees of the Board of Directors attended by such director during the year. Each of such eligible directors is also entitled to receive an annual stock option grant under the Company's Stock Option Plans entitling such director to purchase 27,000 shares of common stock at a price per share equal to the fair market value of the common stock as reported on the NASDAQ System on the date two business days after the publication of the audited year-end financial statements of the Company. Such options are subject to forfeiture to the extent of 5,400 shares per meeting in the event that the option holder, during the year of grant, fails to attend at least five meetings of the Board of Directors and any of its committees of which the option holder is a member. Each director who resides outside of the United States and is not an officer or employee of the Company is entitled to reimbursement of expenses incurred for attendance at meetings of the Board, up to the amount of $2,000 for each meeting attended.

Severance Benefits Following a Change in Control

         The Company has instituted severance benefits arrangements for eligible employees, other than the Chief Executive Officer (whose benefits are described above), due in the event of the termination of employment, within two years following a change in control of the Company, either by the Company without cause or by an employee under specified circumstances. Key executives, as designated from time to time by the Remuneration Committee, are generally entitled in the event of such termination following a change in control to receive (a) payment of salary and pro-rated bonus through the date of termination (computed at the rates then in effect or, if higher, during specified periods prior to the date of change in control), (b) an additional payment equal to the sum of annual salary and bonus (as so computed), (c) the accelerated vesting of all stock options and retirement benefits, (d) continuation for one additional year of certain employment-related benefits and
(e) in the discretion of the Remuneration Committee, a payment in an amount necessary to discharge without cost to the employee any excise tax imposed in respect of the payments due under the severance arrangement. Other employees are generally entitled to receive, in the event of the involuntary termination of their employment following a change in control, (a) payment of their then current salary through the date of termination, (b) an additional payment equal to one month of salary for each year of employment with the Company, up to twelve, prior to termination, (c) the accelerated vesting of stock options and retirement benefits and (d) continuation of certain employment-related benefits.

Compensation Committee Interlocks and Insider Participation

         Kobi Alexander, Chairman of the Board and Chief Executive Officer of the Company, serves as a member of the Board of Directors of SMARTS. Dr. Shaula
A. Yemini, President and Chief Executive Officer of SMARTS and Mr. Alexander's sister, is a director of the Company and during the Company's fiscal year ended January 31, 2001 served as a member of the Remuneration Committee. Dr. Yemini ceased to serve as a member of the Remuneration Committee effective from October 2001.

Options to Purchase Subsidiary Shares

         The Chief Executive Officer of the Company holds options to purchase shares of certain subsidiaries of the Company as set forth under "Employment Agreements," above. In addition, other employees, including certain executive officers of the Company, have been granted options to acquire shares of certain subsidiaries and affiliates of the Company, other than Comverse, Inc. Such option awards are not tied to the performance of the respective subsidiaries or affiliates, but are generally intended to incentivize employees in the units in which they are employed and for which they have direct responsibility. The amount of shares issuable upon exercise of such options varies among the subsidiaries and affiliates affected, not exceeding in any instance 20% of the shares outstanding assuming exercise in full. These options have terms ranging up to 15 years and become exercisable and vest over various periods ranging up to seven years from the date of initial grant. The exercise price of each option is equal to the higher of the book value of the underlying shares at the date of grant or the fair market value of such shares at that date determined by the

Board of Directors of the applicable subsidiary or by a committee of the Board of Directors of the Company.

         These options (and any shares received by the holders upon exercise) provide the option holders with a potentially larger equity interest in the respective subsidiaries and affiliates than in the Company, which, under certain circumstances, could cause the option holders' interests to conflict with those of the Company's shareholders generally.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         The Company currently expects to hold its 2002 Annual Meeting of Shareholders on or about June 14, 2002. Any shareholder who wishes to make a proposal for consideration at that meeting and wishes to have that proposal included in the proxy statement for the meeting must submit the proposal to the Secretary of the Company no later than January 14, 2002. Such a proposal will be included in next year's proxy statement to the extent required by the regulations of the Securities and Exchange Commission. A shareholder who wishes to make a proposal at the 2002 Annual Meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to the Secretary of the Company no later than March 29, 2002 in order for the notice to be considered timely under Rule 14a-4(c) of the Securities and Exchange Commission.

                                By Order of the Board of Directors,


                                William F. Sorin
                                Secretary

Woodbury, New York
December __, 2001